Exhibit 10.46

JOB OFFER SUMMARY
FOR
JASON ASPER

POSITION:	Senior Vice President New Business Development

REPORTING TO:	Lance Berry, Sr VP and CFO

LOCATION:	Wright Medical, 1023 Cherry Road, Memphis, TN 38117

SALARY:	$335,000.00, annual salary, less withholdings for Federal, FICA, and State taxes

PAY FREQUENCY:	Bi-Weekly

START DATE:	August 14, 2017

EMPLOYEE

INCENTIVE PLAN:
You are eligible to participate in the Employee Incentive Plan with a target payout of 45% of your eligible earnings. The actual payout for this period will be dependent upon business performance as well as your individual performance. Your 2017 participation is guaranteed at 100% achievement, prorated to reflect your start date and will be paid within 30 days of your start date (potential over payout will be calculated and paid out in March 2018). Please note that the actual terms of the Employee Incentive (Bonus) Plan govern eligibility and payout. Note: If you voluntarily leave Wright Medical prior to the Incentive Payout Date you will be required to repay this amount.

EQUITY:
You will receive a new hire equity award, contingent upon Board of Directors approval in the amount of $670,000.00. Beginning next year and subject to Board of Directors approval and the terms of the Company’s equity incentive plan, you will be eligible for an equity grant under our long-term incentive grant guidelines.  The target grant for your role is 100% of base salary, but your actual equity grant may be above or below your target depending on, among other factors, final recommendation and approval by the Board and shares available under our equity incentive plan.

SIGN-ON BONUS:
You will receive a Sign on Bonus of $400,000 payable within 30 days of your hire date. In the event you voluntarily leave Wright Medical within 2 years of your hire date, you will be required to repay this amount.

TRAVEL

REIMBURSEMENT:
Wright Medical will reimburse you for reasonable and documented travel expenses per company policy for the first year of your employment for your commute from your home in Chicago, IL to Memphis, TN. On your one-year anniversary with Wright Medical, you will have the option of considering a relocation package from Chicago, IL to Memphis, TN or a $50,000 (grossed up) one time travel stipend.

Paid Time Off:	You will accrue a paid time off benefit of 20 days per year. This is prorated during your first year of employment based on your hire date.

Exhibit 10.46

As an employee, you will be eligible for the applicable Wright benefits including medical, dental, vision, long-term disability, short-term disability, life insurance, accidental death & dismemberment insurance, and participation in Wright’s 401(k) plan.

This offer of employment expires if not accepted by the close of 3 business days. This offer of employment is contingent upon the following:

(i)	Completing and passing a substance test within 72 hours of accepting our offer

(ii)	Successful verification of your employment and educational history combined with a criminal background check

(iii)	Signing Wright Medical’s Non-Compete on or before your first day of employment.

(iv)	Proving your eligibility to work in the United States by way of completion of the I-9 Form.

(v)	Completing general ethics and compliance training, including a certification related to our code of conduct within 30 days of your hire date.

We look forward to having you begin your employment with Wright. However, we recognize that you retain the option, as does Wright, of ending your employment with the company at any time, with or without notice and with or without cause. As such, your employment with Wright is at-will and neither this letter nor any other oral or written representations may be considered a contract for any specific period of time.

Thank you for spending the time to ensure that Wright is the right opportunity for you. I have no doubt Wright will be a vehicle for growth, excitement, and success and that your contributions will be many and meaningful.

To formally accept this offer of employment, please sign and date. You may email this document to mandy.may@wright.com.

Kindest Regards,

/s/ Greg Morrison

GREG MORRISON
SVP AND CHIEF HUMAN RESOURCES OFFICER

I, Jason Asper, accept this offer of employment and agree to the terms and conditions outlined in this letter.
/s/ Jason Asper	7/3/2017

CANDIDATE SIGNATURE